Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of August 12, 2009, is between Bank of America, NA (the "Bank") and Connecticut Water Service, Inc. (the "Borrower").
1.           FACILITY NO.1: LINE OF CREDIT AMOUNT AND TERMS
1.1           Line of Credit Amount.
(a)
During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility No.1 Commitment") is Ten Million and OO/100 Dollars ($10,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.
(c)
The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No.1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

1.2 Availability Period. The line of credit is available between the date of this Agreement and August 11, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility NO.1 Expiration Date").
The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the "Renewal Notice"). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term "Expiration Date" shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank's option. The amount of the renewal fee will be specified in the Renewal Notice.

1.3           Repayment Terms.
(a)	The Borrower will pay interest on September 11, 2009, and then on the same day of each month thereafter until payment in full of any principal outstandinq under this facility.
(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No.1 Expiration Date.
1.4            Interest Rate.
(a)           The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 2.25 percentage point(s).
(b)
The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time as determined for each banking day at approximately 11 :00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

2.           FEES AND EXPENSES
2.1           Fees.
Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No.1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 37.5% per year.
This fee is due on October 1, 2009, and on the same day of each following quarter in arrears until the expiration of the availability period.
(b)
Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)
Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

2.2           Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.
2.3           Reimbursement Costs.
(a)
The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

DISBURSEMENTS, PAYMENTS AND COSTS
3.1           Disbursements and Payments.
(a)
Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)
The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by anyone of authorized signers (each an "Authorized Individual").

(c)
For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)
Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)
Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculations in the bill will be made on the assumption that no new extensions- of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the "Accrued Amount"), the discrepancy will be treated as follows:

(i)
If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the BilIed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment
3.2           Telephone and Telefax Authorization.
(a)	The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by anyone of the Authorized Individuals.
(b)
Advances wm be deposited in and repayments will be withdrawn from account number CT-1262769 owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c)
The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

3.3           Direct Debit.
(a)
The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number CT -1262769 owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account").

(b)
The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

3.4           Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday,

Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

3.5           Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

3.6           Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default

4.           CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

4.1           Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
4.2          Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.
4.3           Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.
4.4           Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.
5.           REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
5.1           Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
5.2           Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.
5.3           Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower,enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
5.4           Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes .
5.5            No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.
5.6           Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition, Including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.
5.7           Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
5.8           Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.
5.9
Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

5.10           Other Obligations. The Borrower is not in default on any obligation for borrowed money] any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
5.11           Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
5.12            No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

5.13           Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the
"Covenants" section of this Agreement.
5.14           ERISA Plans.
(a)
Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)
There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)           With respect to any Plan Subject to Title IV of ERISA:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 3D-day notice.
(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(iii)
No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d)           The following terms have the meanings indicated for purposes of this Agreement:
(i)           "Code" means the Internal Revenue Code of 1986, as amended from time to time.
(ii)           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(iii)	"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.
(iv)           "PBGC" means the Pension Benefit Guaranty Corporation.
(v)
"Plan" means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401 (a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001 (a)(3) of ERISA.

6.           COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
6.1            Use of Proceeds.
(a)           To use the proceeds of Facility NO.1 only for working capital.
(b)
The proceeds of the credit extended under this Loan Agreement may not be used directly or indirectly to purchase or carry any "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such "margin stock," or to reduce or retire any indebtedness incurred for such purpose.

6.2            Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Copies of the Form 1 O-K Annual Report for the Borrower within 90 days after the date of filing with the Securities and Exchange Commission.
(b)	Copies of the Form 10-Q Quarterly Report for the Borrower within 45 days after the date of filing with the Securities and Exchange Commission"
6.3           Other. Connecticut Water Service Inc. and the Borrower will be required to maintain a senior unsecured rating of
"BBB" as designated by Standard & Poor's Rating Services both quarterly and annually.
6.4            Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
6.5            Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:
(a)           Acquiring goods, supplies, or merchandise on normal trade credit.
(b)           Endorsing negotiable instruments received in the usual course of business.
(c)           Obtaining surety bonds in the usual course of business.
(d)           Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.
(e)           Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this
Agreement.
 6.6            Other Liens. Not to create, assume, or allow any security interest or lien (Including judicial liens) on property the
Borrower now or later owns, except:
(a)           Liens and security interests in favor of the Bank.
(b)           Liens for taxes not yet due.
(c)          Liens.outstanding on the date of this Agreement disclosed in writing to the Bank.
(d)          Additional purchase money security interests in assets acquired after the date of this Agreement.
6.7           Maintenance of Assets.
(a)           Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower's business or the Borrower's assets except in the ordinary course of the Borrower's business.
(b)          Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.
(c)          Not to enter into any sale and leaseback agreement covering any of its fixed assets.
(d)          To maintain and preserve all rights, privileges, and franchises the Borrower now has.
(e)          To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.
6.8           Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any
.            capital contributions or other transfers of assets to any individual or entity, except for:

(a)           Existing investments disclosed to the Bank in writing.

(b)           Investments in the Borrower's current subsidiaries.
(c)           Investments in any of the following:
(i)           certificates of deposit;
(Ii)           U.S. treasury bills and other obligations of the federal government;
(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).
6.9           Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:
(a)           Existing extensions of credit disclosed to the Bank in writing.
(b)           Extensions of credit to the Borrower's current subsidiaries.
(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.
6.10           Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.
6.11           Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.
6.12           Additional Negative Covenants. Not to, without the Bank's written consent:
(a)          Enter into any consolidation, merger] or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.
(b)          Acquire or purchase a business or its assets.
(c)          Engage in any business activities substantially different from the Borrower's present business.
(d)          Liquidate or dissolve the Borrower's business.
(e)          Voluntarily suspend the Borrower's business for more than seven (7) days in any thirty (30) day period.
6.13           Notices to Bank. To promptly notify the Bank in writing of:
(a)           Any substantial dispute between any governmental authority and the Borrower or any Obligor.
(b)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.
(c)	Any material adverse change in the Borrower's Obligor's business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit,
(d)
Any change in the Borrower's or any Obligor's name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(e)
Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in the aggregate.

For purposes of this Agreement, "Obligor" shall mean any guarantor, or any party pledging collateral to the Bank, or, if the "'80rrower is comprised of the trustees of a trust, any trustor.

6.14           Insurance.
(a)
General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

6.15
Compliance with Laws.  To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower's business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

6.16           ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (1 O) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income SecurityAct of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
6.17           ERISA Plans-Notices. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the
Bank of:
(a)	The occurrence of any reportable event under Section 4043(c} of ERISA for which the PBGC requires 3D-day notice.
(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.
(c)           The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.
6.18           Books and Records. To maintain adequate books and records.
6.19
Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

6.20           Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
7.          DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
7.1           Failure to Pay. The Borrower fails to make a payment under this Agreement when due.
7.2           Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank.

7.3           Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any
Obligor) or any of the Borrower's related entities or afflllates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has guaranteed.
False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.
7.5           Bankruptcv, The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
7.6           Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.
7.7           Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).
7.8           Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the
Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.
7.9           Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's
(or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.
7.10           Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.
7.11           Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.
7.12
ERISA Plans. Anyone or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)           A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.
(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.
7.13           Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
8.           ENFORCING THIS AGREEMENT; MISCELLANEOUS
8.1           GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
8.2
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Connecticut. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law .

8.3              Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and
assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell     participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
8.4           Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the "Dispute
Resolution Provision." This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)
This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this Dispute Resolution Provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)
At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)
Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof ("AAA"), and the terms of this Dispute Resolution Provision. tn the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (I) serve as the provider of arbitration or (Ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)
The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)
The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)
This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
(h)
Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the "Class Action Waiver"). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties' agreement to arbitrate shall be null and void with respect to such proceeding, Subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated,

8.5           Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
8.6           Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's inhouse counsel.
8.7           Set-Off.
(a)
In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)
The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)
For the purposes of this paragraph, "Deposits' means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. "Obligations" means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations .to the Bank of any Obligor.

8.8           One Agreement. This Agreement and any related security or other agreements required by this Agreement,

collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;
(b)           replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
8.9           Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages,

judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
8.10   Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (1) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
8.11  Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
8.12  Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
8.13  Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower's credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank's policies and practices from time to time in effect.
8.14  Prior Agreement Superseded. This Agreement supersedes the Loan Agreement entered into as of December 7,
2005, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.
8.15  Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses 'incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent
"hurt of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

8.16 Waiver of Jury Trial. By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

8.17           Waiver of Remedies: Chapter 903a. THE BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT
AND EACH TRANSACTION RELATED TO IT IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED. THE BORROWER HEREBY VOLUNTARILY
AND KNOWINGLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON IT UNDER

CHAPTER 903a OF SAID STATUTES (OR ANY OTHER FEDERAL OR STATE LAW AFFECTING PREJUDGMENT REMEDIES) TO ANY NOTICE OR HEARING OR PRIOR COURT ORDER OR THE POSTING OF A BOND PRIOR
TO THE BANK'S OBTAINING A PREJUDGMENT REMEDY. THE BORROWER ACKNOWLEDGES THAT IT HAS
BEEN ADVISED BY COUNSEL OF ITS CHOICE OR HAS HAD THE OPPORTUNITY TO RETAIN COUNSEL OF ITS
CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT .
.

The Borrower executed this Agreement as of the date stated t the top of the first page, intending to create an instrument executed under seal.

Bank of America, N.A.
1.
2.

By: /s/Christopher Phelan

Christopher Phelan, Senior Vice President
Borrower:
Connecticut Water Service, Inc.

By: /s/David C. Benoit
David C. Benoit, Vice President Finance
(Seal)
Address where notices to Connecticut Water Service, Inc. are to be sent:
Address where notices to the Bank are to be sent:
93 W Main St.
    Clinton, CT 06413-1645 US
Farmington - Attn: Notice Desk P.O. Box 5080
Hartford, CT 06102 CT2-515-BB-11
    Telephone:                      (203) 669-8630
Facsimile:                        (866) 255-9922

Federal law requires Bank of America, N.A. (the "Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.
(1)           USA PATRIOT ACT NOTICE
Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower's legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

AMENDMENT NO.1 TO LOAN AGREEMENT
This Amendment NO.1 (the "Amendment") dated as of August 28, 2009, is between Bank of America, NA (the "Bank") and Connecticut Water Service, Inc. (the "Borrower").
RECITALS
A. The Bank and the Borrower entered into a certain Loan Agreement dated as of August 12, 2009 (together with any previous amendments, the "Agreement").
B. The Bank and the Borrower desire to amend the Agreement.
AGREEMENT
1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.
2. Amendments. The Agreement is hereby amended as follows:
2.1 Paragraph 2.1 (a) is hereby amended to read in its entirety as follows:
"2.1 (a) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No.1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at .375% per year.

This fee is due on October 1, 2009, and on the same day of each following quarter in arrears until the expiration of the availability period.

3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conftict with any law, agreement, or obligation by which the Borrower is bound, and (d) if the Borrower is a business entity or a trust, this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers.
4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.
5. Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
6. FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND y'>/~GREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH ,:"RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT
':;

   LETTER, TERM SHEET OR OTHER WRITTEN OUTUNE OF TERMS AND CONDITIONS RELATING TO THE

   SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

The parties executed this Amendment as of the date stated at the beginning of this Amendment, intending to create an instrument executed under seal.
BANK:

Bank of America, N.A.

By: /s/ Christopher Phelan
    Christopher Phelan, Senior Vice President

BORROWER(S):

Connecticut Water Service, Inc.

By: /s/ David C. Benoit
    David C. Benoit, Vice President Finance